                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                        YEARS ENDED DECEMBER 31,
                                               -----------------------------------------------------------------------
                                                                 BIRCH                          THE PREDECESSOR(1)
                                              ------------------------------------------  ----------------------------
                                                2000        1999       1998       1997      1997      1996      1995
                                              --------    --------   --------   --------  --------  --------  --------
                                                                      (IN THOUSANDS, EXCEPT RATIOS)
Earnings
  Total earnings (loss)...................... $(146,630)  $(61,804)  $(16,208)  $(1,789)    $268      $289      $ 94
  Income tax.................................        --         --         --        --      186       205        81
                                              ---------   --------   --------   -------     ----      ----      ----
Subtotal.....................................  (146,630)   (61,804)   (16,208)   (1,789)     454       494       175
Fixed charges
  Interest charges...........................        --         --         --        --       97       102        58
  Interest factor of operating rents.........        --         --         --        --       19        16        13
                                              ---------   --------   --------   -------     ----      ----      ----
Total fixed charges..........................        --         --         --        --      116       118        71
                                              ---------   --------   --------   -------     ----      ----      ----
Earnings, as adjusted........................ $(146,630)  $(61,804)  $(16,208)  $(1,789)    $570      $612      $246
                                              =========   ========   ========   =======     ====      ====      ====

Ratio of earnings to fixed charges...........        --         --         --        --     4.91x     5.19x     3.46x
Deficiency of earnings to fixed charges...... $(146,630)  $(61,804)  $(16,208)  $(1,789)      --        --        --

Note: For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as loss before income taxes plus fixed charges. Fixed charges consist of interest expense and a reasonable approximation of the interest factor included in rental payments on operating leases.

- ------------------------

(1) The Predecessor company is Valu-Line Companies which was merged with us during February 1998. Prior to February 1998, we had no revenues and were in the developmental stage.